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                                                                      EXHIBIT 11

                    NABORS INDUSTRIES, INC. AND SUBSIDIARIES

                        COMPUTATION OF PER SHARE EARNINGS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)




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
                                                             THREE MONTHS ENDED SEPTEMBER 30,    NINE MONTHS ENDED SEPTEMBER 30,

                                                                 1998               1997           1998                 1997
                                                               --------           --------       --------             --------
Basic:
   Weighted average number of shares outstanding                100,788             99,637        100,811               97,303
                                                               --------           --------       --------             --------
   Net income                                                  $ 28,538           $ 42,120       $103,962             $ 94,693
                                                               --------           --------       --------             --------
   Per share amount                                            $    .28           $    .42       $   1.03             $    .97
                                                               --------           --------       --------             --------

Diluted:
   Weighted average number of shares outstanding                100,788             99,637        100,811               97,303
   Net effect of dilutive stock options and warrants-based
      on the treasury stock method using
      average market price                                        1,521              6,423          2,641                6,423
   Assumed conversion of 5% convertible notes                     9,517              9,517          9,517                9,517
                                                               --------           --------       --------             --------
      Total                                                     111,826            115,577        112,969              113,243
                                                               --------           --------       --------             --------
   Net income                                                  $ 28,538           $ 42,120       $103,962             $ 94,693
   Add 5% convertible note interest, net
      of tax effect                                               1,358              1,402          4,075                4,206
                                                               --------           --------       --------             --------
      Total                                                    $ 29,896           $ 43,522       $108,037             $ 98,899
                                                               --------           --------       --------             --------
   Per share amount                                            $    .27           $    .38       $    .96             $    .87
                                                               --------           --------       --------             --------
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